SECOND AMENDMENT TO THE
CUSHING® MUTUAL FUNDS TRUST
CUSTODY AGREEMENT

    This Second Amendment, effective as of the last date on the signature block, to the Custody Agreement, dated as of December 8, 2017, as amended (the “Agreement”), is entered into by and between CUSHING® MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

    WHEREAS, the parties have entered into the Agreement;

    WHEREAS, the Parties have agreed to an updated fee schedule, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree to amend the Agreement as follows:

The Exhibit C is superseded and replaced in its entirety with the Amended Exhibit C attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

CUSHING® MUTUAL FUNDS TRUST		U.S. BANK, N.A.

By:	/s/ John Alban	By:	/s/ Anita Zagrodnik
Name:	John Alban	Name:	Anita Zagrodnik
Title:	CEO, Cushing Asset Mgmt	Title:	Senior Vice President
Date:	8/6/21	Date:	8/6/2021

Amended Exhibit C to the
Custody Agreement

Custody Services Fee Schedule

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
[…] basis points
$[…]- Minimum annual fee per fund
Plus, portfolio transaction fees
Portfolio Transaction Fees
■$ […]- Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$ […]- Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■$ […]- Option/SWAPS/future contract written, exercised or expired
■$ […]- Mutual fund trade, Margin Variation Wire and outbound Fed wire
■$ […]- Physical security transaction
■$ […]- Check disbursement (waived if U.S. Bancorp is Administrator)
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee*
$[…] per year per fund complex - per service
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■$ […] - per Sub Advisor per year
■$ […] - Class Action Services filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed $[…].
■$[…] - per Segregated Custody Account
■No charge for the initial conversion free receipt.
■Overdrafts - charged to the account at prime interest rate plus 2% unless a line of credit is in place.
■Third Party lending - Additional fees will apply
* Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed
Global Custody Base Fee
A monthly base fee of $[…] per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
Miscellaneous Expenses
■Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■SWIFT reporting and message fees.